Exhibit No. 99.1
FOR IMMEDIATE RELEASE
DATASCOPE ANNOUNCES CERTIFIED VOTING RESULTS FOR
2007 ANNUAL MEETING OF SHAREHOLDERS
MONTVALE, NJ, January 3, 2008 — Datascope Corp. (NASDAQ: DSCP) today announced that the independent inspector of elections, IVS Associates, Inc., has certified the preliminary voting results from the Company’s 2007 Annual Meeting of Shareholders held on December 20, 2007. Based on the final tabulation and certification by IVS, Datascope shareholders re-elected James J. Loughlin and elected Dr. David Dantzker, who ran as a shareholder nominee. The Company also announced today that it has named Mr. Loughlin as lead independent director of the Board of Directors.
Lawrence Saper, Chairman and CEO of Datascope, said, “On behalf of Datascope’s Board and management team, I thank all of our shareholders for their continued support and confidence throughout this proxy process.”
Mr. Saper added, “I would also like to thank Bill Asmundson for his invaluable contributions and dedication to Datascope and its shareholders since joining the Board in 1969, before the Company went public. We are pleased that Jim Loughlin, who has chaired our Audit Committee since he joined the Board in 2004, has accepted his new position as lead independent director.”
About Datascope Corp.
Datascope Corp. is the global leader of intra-aortic balloon counterpulsation, a pioneer and leader in the global patient monitoring market and a diversified medical device company that develops, manufactures and markets proprietary products for clinical health care markets in interventional cardiology and radiology, cardiovascular and vascular surgery, anesthesiology, emergency medicine and critical care. The Company’s products are sold throughout the world through direct sales representatives and independent distributors. Founded in 1964, Datascope is headquartered in Montvale, New Jersey. For news releases, webcasts and other Company information please visit Datascope’s website, http://www.datascope.com.
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Contact:
Matthew Sherman / Michael Cuneo
Joele Frank, Wilkinson Brimmer Katcher
(212) 355-4449
Larry Dennedy / Joseph Doherty
MacKenzie Partners, Inc.
(212) 929-5500